Exhibit 99.1

The Manitowoc Company, Inc.

P. O. Box 66 • Manitowoc WI 54221-0066

Telephone: 920-684-4410 • Telefax: 920-652-9775

Internet: http://www.manitowoc.com

NEWS for Immediate Release

The Manitowoc Company Prices $300 Million Senior Notes Offering

MANITOWOC, Wis. — October 4, 2012 — The Manitowoc Company, Inc. (NYSE: MTW) today announced that it had priced a public offering of $300 million aggregate principal amount of Senior Notes maturing in 2022 and bearing interest at a rate of 5.875%.  The offering is being made pursuant to a shelf registration statement and is expected to close on October 19, 2012.  Manitowoc plans to use the net proceeds of the offering to redeem the entire $150 million aggregate principal amount of its 7 1/8% senior notes due 2013 and to repay a portion of the outstanding borrowings under its senior secured credit facilities.  J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering.

The offering of Senior Notes is being made only by means of a prospectus and prospectus supplement, a copy of which may be obtained by contacting J.P. Morgan Securities LLC, Attention: High Yield Syndicate, 383 Madison Avenue, 3rd Floor, New York, NY 10179, or by calling (800) 245-8812, Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, or by calling (800) 503-4611 or Wells Fargo Securities, LLC, Attention: Client Support, 550 South Tryon Street, 7th Floor, MAC D1086-070, Charlotte, NC 28202, or by calling (800) 326-5897.  An electronic copy of the prospectus and prospectus supplement is available from the Securities and Exchange Commission’s website at www.sec.gov.

This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About The Manitowoc Company, Inc.

Founded in 1902, The Manitowoc Company, Inc. is a multi-industry, capital goods manufacturer with over 115 manufacturing, distribution, and service facilities in 25 countries. The company is recognized globally as one of the premier innovators and providers of crawler cranes, tower cranes, and mobile cranes for the heavy construction industry, which are complemented by a slate of industry-leading product support services. In addition, Manitowoc is one of the world’s leading innovators and manufacturers of commercial foodservice equipment, which includes 25 market-leading brands of hot- and cold-focused equipment. In 2011, Manitowoc’s revenues totaled $3.7 billion, with more than half of these revenues generated outside of the United States.

SOURCE The Manitowoc Company, Inc.

The Manitowoc Company, Inc.

Carl J. Laurino

Senior Vice President and Chief Financial Officer

920-652-1720